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                                                                      EXHIBIT 11

YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

Basic and Diluted Earnings Per Share Computation


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
                                             For theYears Ended September 30

                                               1999                1998                1997
                                               ----                ----                ----
                                                     (In thousands, except share data)

Net Income                              $    13,375         $    10,883         $    16,957

Weighted Average Common
  Shares Outstanding

Basic                                    10,609,293          10,495,806          10,451,165

Stock Options                                13,724               4,004               2,153

Diluted                                  10,623,017          10,499,810          10,453,318

Basic Earnings
  Per Share                             $      1.26         $      1.04         $      1.62

Diluted Earnings
  Per Share                             $      1.26         $      1.04         $      1.62
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